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                                  EXHIBIT 99.1
                                  ------------

FOR IMMEDIATE RELEASE

                         GEON NAMES WALTERMIRE PRESIDENT

CLEVELAND, OHIO -- February 5, 1998 - The Board of Directors of The Geon Company (NYSE: GON) has named Thomas A. Waltermire president, effective immediately. Waltermire has served since May 1997 as executive vice president and chief operating officer of Geon, with responsibility for daily operations.

Additionally, the Board of Directors has nominated Waltermire to stand for election to the Board at Geon's annual meeting on May 7, 1998.

Waltermire will continue to report to William F. Patient, Geon chairman and chief executive officer, who previously held the title of president. Waltermire will retain responsibility for Geon's operating business units, as well as for health, safety and environmental affairs; human resources; quality; and information technology.

Waltermire, 48, joined The BFGoodrich Company, former parent company of Geon, in 1974. He held a series of general management and financial positions with BFGoodrich and its Chemical Group, including president of the elastomers and latex division, vice president of investor relations and assistant to the chairman and chief executive officer.

In 1993, when Geon was spun off from BFGoodrich in an initial public offering, Waltermire was named Geon's senior vice president and treasurer. Later that year, he became chief financial officer with additional responsibilities for human resources and information technology. He held that position until his advancement last year.

Waltermire is a member of the board of the Greater Cleveland Growth Association, the Business Volunteerism Council and Boys Hope and a graduate of the 1997 class of Leadership Cleveland. He holds a bachelor's degree in biological sciences from The Ohio State University and a master of business administration degree from Harvard University.

The Geon Company is one of the largest suppliers of polyvinyl chloride (PVC) resins in North America and the world's largest merchant provider of PVC compounds. Headquartered in Avon Lake, Ohio, The Company and its subsidiaries employ 2,100 people and have 17 manufacturing plants in the United States and Canada, and joint ventures in the U.S., Europe, Australia and Southeast Asia.

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